AMENDED AND RESTATED

ASSET ACQUISITION AGREEMENT

AMONG

DYNASTAR HOLDINGS, INC., A NEVADA CORPORATION,

DYNASTAR VENTURES, INC., A DELAWARE CORPORATION

AND

uBUY2GIVE, INC., A NEVADA CORPORATION

DATED: NOVEMBER 17, 2012

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ii

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Section 10.09	Governing Law; Arbitration	25
Section 10.10	Successors and Assigns	26
Section 10.11	Remedies Cumulative; Specific Performance	26
Section 10.12	Waiver	26
Section 10.13	Amendments	26
Section 10.14	Entire Agreement	26

EXHIBITS

EXHIBITS	DESCRIPTION

Exhibit A	Pro Forma DYNA Capitalization Table
Exhibit B	Certain Definitions
Exhibit C	Allocation of Purchase Price
Exhibit D	Bill of Sale and Assignment
Exhibit E	Trademark Assignment (ConnectionPlus) to DVI
Exhibit F	Notarial Certificate
Exhibit G	Domain Name Assignment to DVI
Exhibit H	Assumption and Release Agreement
Exhibit I	Registration Rights Agreement
Exhibit J	Service Support Agreement between Dynastar Ventures, Inc. and ubuy2Give, Inc.

SCHEDULES

BUYER SCHEDULES	DESCRIPTION

1.01(a)	Intellectual Property
1.01(b)	Assets Purchased
1.02	Assumed Obligations – Of Seller Assumed by Buyers
3.02	Buyer’s Restrictions on Transfer and/or Repurchase Options
3.03	Material Adverse Change in Buyer’s Financial Condition, Business, or Properties Since Date of Buyer’s Most Recent Financial Statements
3.04	Anticipated, Contingent or Existing Liabilities of Buyer Not Accounted for in Financial Statements
3.05	Buyer Tax Returns Due
4.02	Material Adverse Change in Buyer’s Financial Condition, Business, or Properties Since Date of Seller’s Most Recent Financial Statements

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4.03	Anticipated, Contingent or Existing Liabilities of Seller Not Accounted For in Financial Statements
4.04	Seller Tax Returns Due
4.05	Pending or Threatened Legal Proceedings Involving or Affecting Seller
4.06	Liens on Purchased Assets or Other 3rd Party Rights on Purchased Assets
4.09	Authority of Seller to Perform Contract; Binding Nature of Agreement
4.10	Non Contraventions
4.12	(a) Encumbrances on Intellectual Property
(c) Seller’s Agreements With Any Third Party for Intellectual Property Material to Seller’s Business
4.15	Entity or Person Due or Owed Any Continuing Royalty, Commission, or Fee Relating to Purchased Assets or Operation of Seller’s Business
4.16	Certain Changes or Events Having Material Adverse Effects In Seller’s Business
5.04	(a) Liens and Encumbrances
(b) Release of Buyers
6.09	Buyer’s Filings Required By The SEC Not Yet Filed

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ASSET ACQUISITION AGREEMENT

This Amended and Restated Asset Acquisition Agreement (the "Agreement") is made as of the 17th day of November, 2012, by and AMONG, DYNASTAR HOLDINGS, INC., a Nevada corporation having a business address at 1311 Herr Lane, Suite 205, Louisville, Kentucky 40222 (hereafter, "DYNA"), DYNASTAR VENTURES, INC., a Delaware corporation having a business address at 1311 Herr Lane, Suite 205, Louisville, Kentucky 40222 (hereafter, "DVI" and together with DYNA, the “Buyers”) and uBUY2GIVE, INC., a Nevada corporation, having a business address at 90 Grove Street, Suite 201, Ridgefield, Connecticut 06877 (hereafter "Seller").

BACKGROUND

WHEREAS, Seller has created a suite of customized ConnectionPlus™ internet applications (the “ConnectionPlus Suite”), utilized by organizations to increase financial support and/or cash back for members and brand awareness, improve supporter loyalty, and enhance their online presence;

WHEREAS, DYNA, a Nevada corporation, is engaged in the direct selling marketplace and in the daily deals sector primarily through its wholly owned subsidiary DVI;

WHEREAS, DYNA, through DVI, desires to acquire the ConnectionPlus Suite assets of Seller (the “Acquisition”) without assuming any of Seller's obligations except as otherwise itemized in this Agreement;

WHEREAS, Seller desires to sell the ConnectionPlus Suite assets to DVI;

WHEREAS, Seller and DYNA entered into that certain binding offer letter effective as of July 23, 2012 (the “Binding Offer Letter”), pursuant to which DYNA offered to purchase all of the assets of the Seller and subsequently, on September 13, 2012, Seller and Buyers entered into that certain Asset Acquisition Agreement (the “Original Acquisition Agreement”) pursuant to which Buyers agreed to purchase substantially all of the assets of Seller; and

WHEREAS, DYNA has determined that it would be in its best interest to amend and restate the Original Acquisition Agreement to clarify DYNA’s intent to purchase only the ConnectionPlus Suite assets and certain related Seller assets rather than the entire business of Seller.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, Seller and Buyers agree to amend and restate the Original Acquisition Agreement in its entirety as follows:

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ARTICLE I

SALE AND PURCHASE OF ASSETS

Section 1.01 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.01), Seller will sell, assign, transfer and deliver to DVI, and DVI will purchase, acquire and take assignment and delivery from Seller, those assets of Seller listed below (collectively, the "Purchased Assets"). The Purchased Assets will be purchased free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind ("Encumbrances"), except as provided herein. The Purchased Assets will include the following items:

(a) Intellectual Property. Seller’s Intellectual Property (as defined in Section 4.13) relating to the ConnctionPlus Suite, including those trademarks, trade names, trade secrets, domain names, copyrights, designs, patents and their respective registrations and applications, and all computer software developed by Seller relating to the ConnctionPlus Suite, including all documentation thereof, as specifically set forth in Schedule 1.01(a);

(b) Assets. All assets listed on Schedule 1.01(b);

(c) Intangible Assets. All other intangible assets, including without limitation all "know-how," proprietary information and trade secrets relating to the Purchased Assets;

(d) Books and Records. Except as expressly set forth in Section 1.03, all papers, documents, computerized databases and records of Seller relating to the Purchased Assets including, without limitation, all software design documents, source code and all maintenance and production records; and

Section 1.02 Assumed Obligations. In consideration of DVI's purchase of the Purchased Assets, subject to the terms and conditions set forth herein, on the Closing Date the Seller shall assign to DVI and DVI shall assume and discharge in a timely fashion only those obligations of the Seller set forth on Schedule 1.02 (hereafter collectively referred to as the "Assumed Obligations").

Except as expressly set forth in this Section 1.02, the Buyers shall have no responsibility for any of the Seller's obligations (including contracts, leases, product warranties, purchase orders and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the Seller and are herein referred to as the "Excluded Obligations."

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Section 1.03 Excluded Assets. The Purchased Assets shall not include any of the Seller's rights, privileges, title or interest in the following assets (hereafter referred to as the "Excluded Assets"):

(a) Books and Records. All of the Seller's minute books, stock books, tax returns and books and records directly relating to the Excluded Obligations and all of Seller's books and records except to the extent that such records relate to the Intellectual Property purchased hereunder;

(b) Rights Hereunder. All rights and claims of the Seller under this Agreement;

(c) Contracts Not Assigned. All rights of the Seller in, to and under those leases, contracts and other agreements not being assigned to DVI pursuant to Section 1.01.

(d) Tangible Personal Property. All of the tangible personal property of the Seller; and

(e) Additional Cash. Seller's cash and cash equivalents.

(f) Insurance. All prepaid insurance premiums.

(g) Taxes. All claims for refunds of Taxes and other charges of a Governmental Body of whatever nature for taxable periods prior to the Closing Date.

Section 1.04 Consideration.

As consideration for the Purchased Assets, DYNA shall issue to Seller a total of 9,559,8621 restricted shares of its common stock (the “Purchase Price Shares”) on the following terms:

(a) At the Closing (as defined in Section 2.01), DYNA shall deliver to Seller 4,779,9311 of the Purchase Price Shares (the “Initial Shares”), such number equal to ten percent (10%) of the number of shares of DYNA’s issued and outstanding common stock immediately prior to the Closing (the “Outstanding Shares”)2.

(b) Once the acquisition of the Purchased Assets and implementation of the ConnectionPlus Suite by DYNA results in the generation of at least one hundred fifty thousand (150,000) transactions (the “Warranty Benchmark”), promptly thereafter DYNA shall deliver to Seller 4,779,9311 of the Purchase Price Shares (the “Balance Shares”), which number is equal to ten percent (10%) of the number of DYNA’s Outstanding Shares. However, if the implementation of the ConnectionPlus Suite by DYNA does not hit the Warranty Benchmark by December 31, 2013, DYNA shall not be obligated to issue or deliver the Balance Shares to Seller.

1 Such number to be adjusted if the number of Outstanding Shares increases prior to the Closing.

2 The pro forma capitalization of DYNA as of November 15, 2012 is set forth in Exhibit A attached hereto.

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Section 1.05 Bridge Loan. In July 2012 DYNA effected a bridge loan to Seller in the principal amount of $50,000 (the “First Bridge Loan”). Pursuant to the Binding Offer Letter, DYNA has agreed to effect one or a series of additional bridge loans in the principal amount of up to $50,000 (the “Additional Bridge Loans”, and collectively the “Bridge Loans”). In connection with the First Bridge Loan, Seller issued a three month 10% promissory note in the principal amount of $50,000 to DYNA (the “First Bridge Note”), and upon the making of the Additional Bridge Loans, if any, Seller will issue one or a series of three month 10% promissory note(s) in the principal amount of up to $50,000 to DYNA (the “Additional Bridge Notes”, and collectively the “Bridge Notes”). Upon the Closing, the aggregate principal amount of the Bridge Notes and accrued interest thereon shall be forgiven in full.

Section 1.06 Reacquisition of Purchased Assets by Seller. Should the Purchased Assets not yield an output of 150,000 transactions by December 31, 2013 as indicated in Section 1.04(b), Seller shall have the right, but not the obligation, to reacquire the Purchased Assets in exchange for the Initial Shares.

Section 1.07 Allocation of Purchase Price. At or prior to the Closing, Buyers and the Seller shall execute a written instrument in the form of Exhibit C setting forth by asset category and amount the mutually agreed allocation of the consideration being paid by the Buyers for the Purchased Assets. Each party agrees to report the purchase and sale contemplated herein on Internal Revenue Service Form 8594 and for all other federal and state tax purposes in accordance with such allocation.

ARTICLE II

CLOSING; DOCUMENTS OF CONVEYANCE

Section 2.01 Closing. Subject to the satisfaction of the conditions set forth in Articles V and VI, the purchase and sale contemplated hereby shall be consummated at a closing (referred to herein as the "Closing") to be held at the offices of Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY 10022, on or about November 26, 2012 (the "Closing Date"). The purchase and sale shall be deemed effective for all purposes as of the close of business on the Closing Date (the "Effective Time").

Section 2.02 Actions to be Taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

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(a) Seller will execute and deliver to Buyers a Bill of Sale and Assignment Agreement substantially in the form attached hereto as Exhibit D (the “Bill of Sale”), together with such other instruments of conveyance and evidence of the transfer of title to the Purchased Assets from Seller to DVI including without limitation a Trademark Assignment to Seller substantially in the form attached hereto as Exhibit E (the “Trademark Assignment”), and a Domain Name Assignment to DVI substantially in the form attached hereto as Exhibit F (the “Domain Name Assignment”).

(b) DYNA shall have caused to be delivered (i) to Seller one or more certificates representing the Initial Shares, free and clear of all Encumbrances (other than restrictions imposed by applicable securities laws) in exchange for the Purchased Assets, and (ii) to Escrow Agent one or more certificates representing the Balance Shares .

(c) Buyers will deliver to Seller an Assumption and Release Agreement substantially in the form attached hereto as Exhibit G (the “Assumption and Release Agreement”).

(c) DYNA and Seller shall deliver the Registration Rights Agreement referred to in Section 8.06, in substantially the form of Exhibit H.

(d) DYNA and Seller shall deliver the Service Support Agreement referred to in Section 5.09, in substantially the form of Exhibit I.

(e) Buyers and Seller will each deliver to the other(s) (to the extent applicable), all other Transaction Documents, including consents, releases, waivers and approvals (including, without limitation, resolutions and incumbency certificates of the directors and officers of each, and necessary minutes or resolutions of the stockholders of each) required for each party to enter into this Agreement and consummate the transactions described herein and referred to in Articles V and VI.

All instruments of conveyance shall be free of all Encumbrances, except as otherwise set forth herein, and shall be in form and content reasonably acceptable to counsel for the Buyers and the Seller.

Section 2.03 Exemption From Registration. DYNA and Seller intend that the shares of DYNA common stock to be issued pursuant to Section 1.04 hereof in each case in connection with the Acquisition will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) of the Securities Act.

Section 2.04 Prorations at Closing. All operating expenses and liabilities relating to the ownership and operation of the Purchased Assets attributable to the period ending at the Effective Time that are not Assumed Obligations shall be paid by the Seller as they fall due. The Assumed Obligations and all operating and other expenses relating to the ownership and operation of the Purchased Assets attributable to periods commencing on and after the Effective Time shall be the sole responsibility of the Buyers.

Section 2.05 Transfer of Possession. Simultaneously with the Effective Time, the Seller shall give the Buyers full possession and enjoyment of the Purchased Assets.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each of the Buyers represents and warrants to Seller that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by Buyers to Seller on the date hereof and accepted in writing by Seller (the “Buyers Disclosure Schedule”). The Buyers Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Buyers Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of Buyers” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of Buyers, without independent investigation.

Section 3.01 Organization, Qualification and Corporate Power. DYNA is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada. DVI is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Each Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each Buyer has furnished or made available to Seller complete and accurate copies of its certificate of incorporation and bylaws. Each Buyer is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.

Section 3.02 Capitalization. The capitalization of DYNA consists of 300,000,000 shares of voting common stock, of which at Closing, 47,799,309 will be issued and outstanding (not including the Initial Shares) and 10,000,000 shares of preferred stock, of which none are issued and outstanding. DYNA’s common stock is presently eligible for quotation and trading on the OTC Markets, Inc. Pink tier and is not subject to any notice of suspension or delisting. DYNA’s common stock is presently not registered under Section 12(g) of the Exchange Act of 1934, as amended. All of the outstanding shares of DYNA's common stock have been duly authorized and validly issued, and are fully paid and non-assessable, and none of such shares is subject to any repurchase option or restriction on transfer, except as provided in Schedule 3.02. All of such shares have been issued in compliance with applicable securities laws. Except as provided in Schedule 3.02, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or otherwise relating to, any shares of the capital stock or other securities of DYNA; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of DYNA; (iii) contract under which DYNA is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of DYNA. The Initial Shares to be issued at the Closing, and the Balance Shares to be delivered pursuant to Section 1.04(b), when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all Encumbrances and preemptive rights and will be issued in compliance with applicable federal and state securities laws.

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Section 3.03 Financial Statements. DYNA has delivered to Seller the following financial statements and notes (collectively, the "DYNA Financial Statements"): the audited consolidated balance sheet, income statement, and statement of cash flows of DYNA and its subsidiaries as of December 31, 2011, and the unaudited consolidated balance sheet, income statement, and statement of cash flows of DYNA and its subsidiaries as of June 30, 2012. The DYNA Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, are accurate and complete in all material respects and present fairly the financial position of DYNA as of the dates thereof and the results of operations and cash flows of DYNA for the periods covered thereby. Except as disclosed on Schedule 3.03, there has been no material adverse change in DYNA's financial condition, business or properties since the date of the most recent DYNA Financial Statements. Except as disclosed on Schedule 3.03 attached hereto, neither DYNA nor any of its subsidiaries are liable for or subject to any liabilities, except for those liabilities reflected on the DYNA Financial Statements and not heretofore paid or discharged and those liabilities arising in the ordinary course of business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement.

Section 3.04 Undisclosed Liabilities. Each Buyer has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent DYNA Financial Statements, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent DYNA Financial Statements in the ordinary course of business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

Section 3.05 Tax Matters. Except as set forth on Schedule 3.05, all Tax Returns required to be filed by or on behalf of DYNA or any of its subsidiaries with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (the "Buyer Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements.

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Section 3.06 Legal Proceedings. There is no pending Legal Proceeding, and, to the best of the knowledge of Buyers, no Person has threatened to commence any Legal Proceeding: (i) that involves DYNA, any subsidiary of DYNA, or any of the assets owned or used by DYNA or its subsidiaries and which, if decided against DYNA or the subsidiaries, would have a Material Adverse Effect on the financial condition, business or properties of DYNA or the subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 3.07 Assets. DYNA and its subsidiaries have good, valid and marketable title to all assets shown on the most recent DYNA Financial Statements, free and clear of any liens. Neither DYNA nor any of its subsidiaries has sold, transferred, assigned or conveyed any of its right, title and interest, or granted or entered into any option to purchase or acquire any of its right, title or interest, in and to any of its assets or its business since the date of the most recent DYNA Financial Statements. Neither DYNA nor any of its subsidiaries has purchased or acquired a material amount of assets or a line of business or entered into any agreement or option to purchase or acquire a material amount of assets or a line of business since the date of the most recent DYNA Financial Statements except as known between the parties on the Closing Date. No third party has any option or right to acquire DYNA's business or any of its assets or those of any of its subsidiaries.

Section 3.08 Compliance with Laws. To the best knowledge of DYNA, it and each of its subsidiaries has at all times conducted its business in compliance with all applicable laws, regulations, ordinances and other requirements of all Governmental Bodies (including applicable federal, state and local laws, rules and regulations respecting occupational safety and health standards). DYNA has not received any notice, advice, claim or complaint from any employee or Governmental Body that DYNA or any subsidiary has not conducted, or is not presently conducting, its business and operations in accordance with all applicable laws and other requirements of Governmental Bodies.

Section 3.09 Guarantees. Neither DYNA nor any of its subsidiaries has guaranteed or pledged any assets with respect to any obligation or indebtedness of any Person or Entity.

Section 3.10 Authority; Binding Nature of Agreement. Each of the Buyers has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Documents; the execution, delivery and performance by Buyers of the Transaction Documents have been duly authorized by all necessary action on the part of DYNA and its board of directors; and the approval of DYNA's shareholders is not required. The Transaction Documents constitutes the legal, valid and binding obligation of Buyers, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Buyers will deliver to Seller such evidence of the authorization of its execution, delivery, and performance of the Transaction Documents as Seller may reasonably request.

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Section 3.11 Non-Contravention. Neither (i) the execution delivery or performance of the Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) the provisions of the respective Articles of Incorporation or Bylaws of Buyers, or (ii) any resolution adopted by the shareholders or Board of Directors of Buyers;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment, or decree to which DYNA or any of its subsidiaries, or any of the assets owned or used by it or them, is subject; or

(c) contravene, conflict with or result in a violation of, or breach of, or result in a default under, any provision of any Contract to which DYNA or any of its subsidiaries is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, (iii) cancel, terminate or modify any such Contract.

Buyers are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of any of the transactions contemplated by this Agreement.

Section 3.12 Full Disclosure. The Transaction Documents delivered by Buyers to Seller in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

Section 3.13 Valid Issuance. The Initial Shares and Additional Shares will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. DYNA intends to issue and deliver the Initial Shares and the Additional Shares in reliance on exemptions from registration and qualification under various federal and state securities laws.

Section 3.14 Shell Company. DYNA is not, and for a period of six (6) months prior to the date of this Agreement has not been, an issuer identified in Rule 144(i)(1) of the Securities Act.

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Section 3.15 No Additional Agreements. Buyers do not have any understanding with Seller with respect to the transactions contemplated by this Agreement other than as specified in this Agreement, in the Binding Offer Letter and the other Transaction Documents.

Section 3.16 SEC Documents. Except for DYNA’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 212, and its amendment no. 2 to its Form 8-K originally filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2012, and as disclosed in Schedule 3.16, since January 17, 2012, DYNA has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing, and all exhibits included or required to be included therein and financial statements, notes and schedules thereto and documents incorporated by reference or required to be incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  DYNA has delivered to Seller or its representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system, if any.  As of their respective filing dates, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and/or the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.17 Employee Relations. Neither DYNA nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  DYNA and its subsidiaries believe that their relations with their employees are good.  As of the date hereof, no current executive officer of DYNA or any of its subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified DYNA or any such subsidiary that such officer intends to leave DYNA or any such subsidiary or otherwise terminate such officer’s employment with DYNA or any such subsidiary.  No executive officer of DYNA or any of its subsidiaries, to the knowledge of DYNA or any of its subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or any restrictive covenant, and the continued employment of each such executive officer does not subject DYNA or any of its subsidiaries to any liability with respect to any of the foregoing matters. DYNA and its subsidiaries are in compliance with all federal, state, local, and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not result in a Material Adverse Effect.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule provided by Seller to Buyers on the date hereof and accepted in writing by Seller (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article IV, the disclosures in any numbered paragraph of the Seller Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article IV. For purposes of this Article IV, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of Seller, without independent investigation.

Section 4.01 Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada. Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Seller has furnished or made available to Buyers complete and accurate copies of its certificate of incorporation and bylaws. Seller is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.

Section 4.02 RESERVED

Section 4.03 Undisclosed Liabilities. Except as set forth in Schedule 4.03, and to the best of its knowledge, Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Seller Financial Statements, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Seller Financial Statements in the ordinary course of business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

Section 4.04 Tax Matters. Except as set forth on Schedule 4.04, all Tax Returns required to be filed by or on behalf of Seller with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (i) have been timely filed or are not yet due, and (ii) have been accurately and completely prepared in compliance with all applicable Legal Requirements.

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Section 4.05 Legal Proceedings. Except as set forth on Schedule 4.05, there is no pending Legal Proceeding, and, to the best of the knowledge of Seller, no Person has threatened to commence any Legal Proceeding: (i) that involves Seller or any of the assets owned or used by Seller and which, if decided against Seller, would have a Material Adverse Effect on the financial condition, business or properties of Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 4.06 Assets. Seller has, and will have at the Closing, good, valid and marketable title to all of the Purchased Assets, free and clear of any liens, except as disclosed on Schedule 4.06. Seller has not sold, transferred, assigned or conveyed any of its right, title and interest, or granted or entered into any option to purchase or acquire any of its right, title or interest, in and to any of the Purchased Assets or its business. No third party has any option or right to acquire Seller's business or any of the Purchased Assets.

Section 4.07 RESERVED

Section 4.08 RESERVED

Section 4.09 Authority; Binding Nature of Agreement. Subject only to the approval of its shareholders and except as disclosed on Schedule 4.09, Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Documents; and the execution, delivery and performance by Seller of the Transaction Documents has been duly authorized by all necessary action on the part of Seller and its board of directors. Subject to the approval of Seller's shareholders, the Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Seller will deliver to Buyers such evidence of the authorization of Seller's execution, delivery, and performance of the Transaction Documents as Buyers may reasonably request.

Section 4.10 Non-Contravention. Except as disclosed on Schedule 4.10, neither (i) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of Seller's articles of incorporation or bylaws, or (ii) any resolution adopted by Seller's shareholders or Board of Directors;

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(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Seller, or any of the Purchased Assets is subject; or

Except for the required shareholder approval and as disclosed on Schedule 4.09, Seller is not and will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of any of the transactions contemplated by this Agreement, except to the extent the consent of third parties may be required in connection with the assignment of the Purchased Assets and the Assumed Obligations and Leased Obligations and (ii) as would not have a Material Adverse Effect.

Section 4.11 RESERVED.

Section 4.12 Intellectual Property.

(a) Seller owns, free and clear of any Encumbrance, except as set forth in Schedule 4.12, or has the valid and exclusive right to use all Intellectual Property (as defined below and as set forth on Schedule 1.01(a)) used by it in its business as currently conducted. Each employee of Seller who created any of Seller's Intellectual Property and each independent contractor engaged by Seller who created any of Seller 's Intellectual Property has assigned to Seller all of such employee's or contractor's right, title and interest in and to such Intellectual Property. No other Person (other than licensors of software that is generally commercially available, licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (c) below and non-exclusive licensees of Seller's Intellectual Property in the ordinary course of Seller's business) has any rights to any of the Intellectual Property owned or used by Seller, and, to Seller's knowledge, no other Person or Entity is infringing, violating or misappropriating any of the Intellectual Property that Seller owns or has an exclusive license to use. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights, and registrations therefor, (iii) mask works and registrations and applications therefor, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, logos, trade names, domain names, and registrations and applications therefor, and (vii) any other proprietary rights relating to any of the foregoing

(b) To Seller’s best knowledge, none of the activities or business conducted by Seller and none of the Intellectual Property owned or used by Seller (other than "off-the-shelf" generally commercially available software) infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other Person or Entity. Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation of any Intellectual Property of any other Person or Entity, nor any claim or notice challenging the validity of Seller’s Intellectual Property, and to the knowledge of Seller there is no basis for such claims. To the knowledge of Seller, all of its Intellectual Property is valid, subsisting and enforceable.

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(c) Except as set forth on Schedule 4.12, Seller has no agreements with any Person or Entity pursuant to which Seller obtains rights to Intellectual Property material to the business of Seller (other than software that is generally commercially available) that is owned by a Person or Entity other than Seller. Other than license fees for software that is generally commercially available, Seller is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Intellectual Property.

(d) Seller has taken commercially reasonable precautions (i) to protect its rights in its Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property. To Seller's knowledge, or which would not have a Material Adverse Effect, there have been no acts or omissions by the officers, directors, employees and agents of Seller, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of Seller's Intellectual Property.

Section 4.13 Software Licenses. Seller has all necessary licenses to use all material third-party software used in Seller's business, and Seller’s, to Seller's knowledge, use of third-party software does not infringe the rights of any Person or Entity.

Section 4.14 RESERVED.

Section 4.15 Royalties, Commissions, Fees.  Except as set forth on Schedule 4.15, as of the Closing Date, there shall be no Entity or Person due or owed by the Buyers any continuing interest, including any royalty, commission fee or other payment related to the Purchased Assets or the operation of Seller’s business.

Section 4.16 Absence of Certain Changes or Events.  Except as set forth in Schedule 4.16, or would not have a Material Adverse Effect, since the effective date of the Binding Offer Letter Seller has conducted its business only in the ordinary course, and during such period there has not been and from the date of this Agreement through the Closing there will not be:

(a) any change in the assets, liabilities, financial condition or operating results of Seller, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss relating to the Purchased Assets, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by Seller of a valuable right or of a material debt owed to it;

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(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Seller, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material Contract by which Seller or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Seller, with respect to any of the Purchased Assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Seller’s ownership or use of such property or assets;

(g) any loans or guarantees made by Seller to or for the benefit of its employees, officers or directors, or any shareholders or their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any material alteration to Seller’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to Seller’s shareholders or any purchase, redemption or agreements to purchase or redeem any capital shares; and,

(j) any issuance of capital shares to any officer, director, manager or affiliate of Seller.

Section 4.17 Full Disclosure. The Transaction Documents delivered by Seller to Buyers in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading. Buyers have completed its due diligence investigation of Seller.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS.

The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 5.01 Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement and in each of the other Transaction Documents delivered to Buyers in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing Date.

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Section 5.02 Performance of Covenants. Each covenant or obligation that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 5.03 Consents. All necessary board, shareholder, note holder, secured lender and third party consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained (and copies thereof shall have been provided to Buyers) and shall be in full force and effect.

Section 5.04 Release of Liens and Security Interests.

(a) Except as set forth in Schedule 5.04, all liens and security interests on the Purchased Assets held by all Seller secured parties (the “Secured Parties”) shall be released and all related discharge of lien notices and forms shall be filed and recorded in the appropriate government offices in accordance with the requirements of the Uniform Commercial Code and copies of such notices and forms shall have been provided to Buyers.

(b) Except as set forth in Schedule 5.04, all Secured Parties have, in writing, released the Buyers from any and all liability or obligation to them relating to any debts of Seller owed to the Secured Parties with respect to the Purchases Assets or otherwise.

Section 5.05 Agreements and Documents. Buyers shall have received a certificate executed by Seller containing the representation and warranty of Seller that each of the representations and warranties set forth in Article IV is accurate in all material respects as of the Closing Date and that the conditions set forth in Article V have been duly satisfied.

Section 5.06 No Legal Proceedings. No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

Section 5.07 Shareholder Approval. This Agreement and the Acquisition shall have received the approval of at least 51% of the votes represented by shares of Seller capital stock entitled to vote on this Agreement and the Acquisition outstanding immediately prior to the Effective Time.

Section 5.08 Due Diligence Review. DYNA shall have reviewed and approved all materials in the possession and control of Seller which are germane to the decision of Buyers to proceed with the Acquisition, including a reasonable opportunity to review the Seller Financial Statements.  DYNA and its advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition and both DYNA and its advisors shall be satisfied with the results of such due diligence and the content of Seller Financial Statements.

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Section 5.09 Service Support Agreement. Seller shall have entered into a service support agreement with DVI satisfactory to the Parties, a copy of which is attached hereto as Exhibit I, pursuant to which CGBG, LLC shall provide to DVI intermediation services to complement and complete the functionality of the Purchased Assets, until such time as DVI can implement its own internal operations to provide this function.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

Section 6.01 Accuracy of Representations. Each of the representations and warranties made by Buyers in this Agreement and in each of the other Transaction Documents delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing Date.

Section 6.02 Performance of Covenants. All of the covenants and obligations that Buyers are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 6.03 Consents, Waivers, Releases. All consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

Section 6.04 Agreements and Documents. Seller shall have received a certificate executed by Buyers, and containing the representation and warranty that each of the representations and warranties set forth in Articles III are accurate in all material respects as of the Closing Date and that the conditions set forth in Article VI have been duly satisfied.

Section 6.05 Due Diligence Review. Seller shall have reviewed and approved all materials in the possession and control of Buyers which are germane to the decision of Seller to proceed with the Acquisition, including a reasonable opportunity to review the DYNA Financial Statements.  Seller and its advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition, and both Seller and its advisors shall be satisfied with the results of such due diligence and the content of the DYNA Financial Statements.

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Section 6.06 Officers Certificate. Seller shall have received (i) a certified copy of Buyers' Articles of Incorporation, (ii) a copy of Buyers’ Bylaws, and (iii) a copy of the resolutions of the Board of Directors of each of the Buyers, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, each certified by an officer of each of the Buyers.

Section 6.07 Material Adverse Effect. Since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to have a Material Adverse effect on Buyers and the financial condition or results of operations of the Buyers taken as a whole.

Section 6.08 SEC Documents. Except as indicated on Schedule 6.09, DYNA shall be current in all filings required by the Exchange Act, and shall have filed all other registration statements, prospectuses, forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be.

Section 6.09 RESERVED

ARTICLE VII

SURVIVAL OF REPRESENTATIONS

AND WARRANTIES; INDEMNIFICATION

Section 7.01 Survival. The right to bring claims or assert causes of action for breach of any covenants, agreements, representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of one year following the Closing Date, provided, however, that (i) the covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing; and (ii) the covenants and agreements which by their terms contemplate performance after the Closing shall survive until the date specified in this Agreement or the Transaction Documents as the termination date for such covenants and agreements, or if no such date is specified, then such covenants and agreements shall survive until the expiration of any statute of limitations.

Section 7.02 Seller’s Agreement to Indemnify. Subject to the terms, conditions and limitations of this Agreement, Seller agrees to indemnify, defend and hold harmless Buyers, their officers, employees, directors, and agents from and against all Damages to which Buyers becomes subject as a result of, arising out of, or based on any of the following:

(a)	a breach of any representation or warranty made by any Seller pursuant to this Agreement in Article IV;

(b)	a breach of any covenant contained in or made by any Seller pursuant to this Agreement in Article VIII;

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(c)	the Excluded Obligations; and

(d)	any claim or liability for brokerage commissions or finder’s fees incurred by reason of any action taken by Seller.

Such Damages relating to subsections (a) through (d) are hereinafter collectively referred to as the “Buyers’ Indemnified Losses”.

Section 7.03 Buyers’ Agreement to Indemnify. Subject to the terms, conditions and limitations of this Agreement, Buyers agree to indemnify, defend and hold harmless Seller, its officers, employees, directors, and agents, from and against all Damages to which Sellers becomes subject as a result of, arising out of, or based in any of the following:

(a)	a breach of any representation or warranty made by Buyers pursuant to this Agreement in Article III;

(b)	a breach of any covenant contained in or made by Buyers pursuant to this Agreement in Article VIII;

(c)	liabilities, obligations or claims relating to Seller’s business as conducted by Buyers after the Closing (other than in connection with any Excluded Obligations) or the Purchased Assets arising out of facts, conditions or circumstances occurring after the Closing Date;

(d)	the Assumed Obligations; and

(e)	any claim or liability for brokerage commissions or finder’s fees incurred by reason of any action taken by Buyers.

Such Damages relating to subsections (a) through (e) are hereinafter collectively referred to as the “Sellers’ Indemnified Losses”.

Section 7.04 Certain Provisions Applicable to Indemnification Obligations. No party shall be liable under this Article for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Damages had knowledge of such breach before Closing.

Section 7.05 Procedures for Resolution and Payment of Claims for Indemnification.

(a)	If a party entitled to be indemnified under this Article (the “Indemnitee”) shall incur any Damages or determines that it is likely to incur any Damages, and believes that it is entitled to be indemnified against such Damages by the other party hereunder (the “Indemnitor”), such Indemnitee shall give prompt notice to the Indemnitor of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnitor such information with respect thereto as the Indemnitor may reasonably request (“Indemnitee’s Certificate”), but failure to give such notice shall relieve the Indemnitor of any liability hereunder only to the extent that the Indemnitor has suffered actual prejudice thereby.

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(b)	In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnitee’s Certificate, the Indemnitor shall within thirty (30) days after receipt by the Indemnitor of such Indemnitee’s Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the thirty (30) day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. In the event the Indemnitee and the Indemnitor do not succeed in reaching agreement on their respective rights with respect to any such claims (“Disputed Claims”), the Disputed Claims will be resolved in accordance with Section 10.09 herein.

(c)	Claims for Damages specified in any Indemnitee’s Certificate to which an Indemnitor shall not object in writing and claims for Damages resolved in accordance with Section 7.04(b) and Section 10.09 are hereinafter referred to, collectively, as “Agreed Claims.”

(d)	Promptly after the assertion by any third party of any claim against any Indemnitee that, in the reasonable judgment of such Indemnitee, will result in the incurrence by such Indemnitee of Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses). Failure to receive notice from Indemnitee shall not amend any rights, obligations or limitations set forth in this Article. Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the Indemnitor shall not be responsible for the fees and expenses of such counsel unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and Indemnitor and such Indemnitee shall have furnished Indemnitor an opinion of counsel to the effect that there may be one or more legal defenses available to Indemnitee which are different from or additional to those available to Indemnitor, in which event Indemnitor shall only be responsible for the fees and expenses of one separate firm of attorneys for all Indemnitees. If the Indemnitor, within a reasonable time after notice of any such third party claim, fails in good faith to defend the Indemnitee against such claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject always to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. No Indemnitor shall be liable to indemnify any Indemnitee for any settlement or compromise of any such action or claim effected without the consent of the Indemnitor which shall not be unreasonably withheld or delayed; but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff or claimant in any such action, the Indemnitor shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment (but only to the extent provided in this Article).

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Section 7.06 Payment of Agreed Claims. Upon the occurrence of any event or existence of any condition which result in a claim for indemnification under this Article, such party shall initiate a claim under Section 7.04 of this Agreement.

Section 7.07 Remedies Exclusive. The remedies provided in this Article shall be the sole and exclusive remedies of the Seller and Buyers, respectively, after the Closing for monetary damages in connection with the transactions contemplated by this Agreement including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein. Buyers or Seller may not commence any suit, action or proceeding against the other with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce the express rights under this Article.

ARTICLE VIII

COVENANTS; CONDUCT OF THE PARTIES AFTER CLOSING

Section 8.01 Buyer Commitment. Buyers agree to use their best commercial efforts to implement use of the Purchased Assets to achieve the Warranty Benchmark.

Section 8.02 Cooperation. Buyers and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to DVI. Without limiting the generality of the foregoing, Seller, at the request of Buyers and without additional consideration, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will sign any documents necessary or useful to ensure that all of the right, title and interest in and to the Purchased Assets vests in DVI, and will take such other actions as may reasonably be required to convey and deliver to DVI more effective title to the Purchased Assets, or to confirm and perfect DVI's title thereto, as contemplated by this Agreement. Further, Seller shall provide DVI with such reasonable assistance as may be requested by DVI in connection with USPTO filings relating to the Intellectual Property.

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Section 8.03 Access to Records. For purposes of measuring and verifying the Warranty Benchmark, Buyers shall provide Seller with reasonable access during customary business hours to such books and records of Buyers as is reasonably necessary.

Section 8.04 Use of Trademarks and Intellectual Property. Seller shall hereby be granted a limited license to use the ConnectionPlus name, the trademarks, logos and domain names identified on Schedule 1.01(a) hereto, and the copyrighted information on Seller’s websites or any variations thereof as business names, trademarks, logos or domain names from and after the Closing Date solely with respect to the continued servicing of any license agreements existing and in operation as of the Closing. Seller undertakes to instruct GoDaddy promptly following the Closing to change the ownership and contact information of the domain names identified on Schedule 1.01(a) to reflect DVI’s ownership information as indicated on the Domain Name Assignment.

Section 8.05 RESERVED.

Section 8.06 Registration Rights. At the Closing, DYNA and Seller shall execute and deliver the Registration Rights Agreement, pursuant to which DYNA will agree to grant “piggy back” registration rights to Seller with respect to the Initial Shares and the Balance Shares.

ARTICLE IX

TERMINATION

Section 9.01 Termination of Agreement. This Agreement may be terminated:

(a)	prior to the Closing by mutual agreement of the parties; or

(b)	prior to the Closing by Buyers if any of the conditions provided for in Article V of this Agreement have not been met at the Closing and have not been waived in writing by Buyers prior to such date; or

(c)	prior to the Closing by Seller if any of the conditions provided for in Article VI of this Agreement have not been met at the Closing and have not been waived in writing by Seller prior to such date; or

(d)	by either party after November 30, 2012 if the Closing has not occurred on or prior to such date, provided that the party giving notice of termination is not responsible for the failure to close on or prior to such date.

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Section 9.02 Termination Procedure; Effect of Termination.

(a)	In the event of termination by Seller or Buyers, or by the mutual agreement of Seller and Buyers, pursuant to Section 9.01 of this Agreement, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action or liability by either party or parties to the other (except for liability of any party for the willful breach of this Agreement).

(b)	If the transactions contemplated by this Agreement are terminated as provided herein, Seller and Buyers shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and such termination shall not in any way limit or restrict the rights and remedies of any party hereto against any other party which has breached any of the agreements or other provisions of this Agreement prior to termination of this Agreement.

(c)	In the event this Agreement is terminated, each party will keep confidential any information (unless such information is public information or is otherwise required by law to be disclosed) obtained from the other party in connection with the transactions contemplated hereby and will not use, develop or disclose any such information in any manner whatsoever based on information provided by the other for a period of two (2) years.

ARTICLE X

MISCELLANEOUS

Section 10.01 144 Legend. To the extent required by law, the securities of DYNA to be issued hereunder shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

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To the extent permitted by law, DYNA will permit the shareholders of Seller to tack the Rule 144 holding period on to the shares of DYNA common stock to be issued and delivered hereunder.

Section 10.02 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 10.03 Fees and Expenses. All fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by any party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other party's business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated hereby shall be paid: (i) by Buyers, if incurred by Buyers; and (ii) by Seller, if incurred by Seller.

Section 10.04 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 10.05 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

if to Buyers:

DYNASTAR HOLDINGS, Inc.

1311 Herr Lane

Louisville, KY 40222

Attention: President

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if to Seller:

uBUY2GIVE, INC.

90 Grove Street

Ridgefield, CT 06877

Attention: President

Section 10.06 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person, Entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons, Entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Section 10.07 Headings. The Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 10.08 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Section 10.09 Governing Law; Arbitration.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Buyers, on the one hand, and Seller, on the other, shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement and the other Transaction Documents (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any action in tort, contract, equity or otherwise) to binding arbitration before one arbitrator. The parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any claim in tort, contract, equity or otherwise). Such arbitration shall be conducted by the American Arbitration Association under the Arbitration Rules then in effect, and shall take place in New York City, New York.

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Section 10.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party.

Section 10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

Section 10.12 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

Section 10.14 Entire Agreement. This Agreement and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

[Remainder of Page Left Blank.]

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The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DYNASTAR HOLDINGS, INC.

By:
	Name:	John S. Henderson IV
	Title:	President

DYNASTAR VENTURES, INC.

By:
	Name:	John S. Henderson IV
	Title:	President

uBUY2GIVE, INC.

By:
	Name:	John M. Higgins
	Title:	President

By:
	Name:	Jed Trosper
	Title:	Chief Executive Officer

27

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including from a Governmental Body).

DAMAGES “Damages” shall mean all demands, claims, actions or causes of action, assessments, judgments, fines, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and exemplary damages, costs of investigation, clean-up and remediation and reasonable attorneys’ fees and reasonable expenses.

ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

GOVERNMENTAL BODY. "Governmental Body" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, local or other political subdivision.

LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in any Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such Person's business, condition, assets, liabilities, operations, financial performance or prospects.

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PERSON. "Person" shall mean any individual, Entity or Governmental Body.

TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

TRANSACTION DOCUMENTS. “Transaction Documents” shall mean this Agreement and each document, instrument and agreement executed and delivered in respect of the transactions contemplated hereby.

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EXHIBIT C

ALLOCATION OF PURCHASE PRICE

Asset Category	Allocated Amount

ConnectionPlus software and related trademarks and domain names	100% of the Purchase Price Shares

30

EXHIBIT D

BILL OF SALE AND ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, uBUY2GIVE, INC., a Nevada corporation ("Seller"), does hereby sell, assign, convey, transfer and delivery to DYNASTAR VENTURES, INC., a Delaware corporation ("Buyer"), all of Seller's worldwide rights, title and interest in and to the Purchased Assets, as defined in the Asset Acquisition Agreement (the “Agreement”) by and among Seller, Buyer and Dynastar Holdings, Inc., dated ______________________, which is incorporated herein by reference.

Seller hereby warrants to Buyer, its successors and assigns, that Seller is the rightful owner of the Purchased Assets conveyed; that Seller is conveying to Buyer good and merchantable title to all of the Purchased Assets conveyed, free and clear of all liabilities, obligations, claims, and encumbrances of any kind or nature; and that Seller (and Seller's successors and assigns) will warrant and defend this sale against the claims and demands of all persons whomsoever.

Seller hereby covenants and agrees that it will, at the request of Buyer and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action as may be reasonably necessary to vest in Buyer, its successors and assigns, good and merchantable title to the Purchased Assets conveyed, free and clear of all liabilities, obligations, claims, and encumbrances of any kind or nature and to put Buyer in control and possession thereof.

Seller does hereby irrevocably constitute Buyer, its successors and assigns, as Seller's true and lawful attorney-in-fact, with full power of substitution, in Seller's or Buyer's name, to claim, demand, collect and receive the Purchased Assets conveyed.

This instrument is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of, the Agreement.

This instrument shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns.

Dated this ___ day of _______, 2012.

uBUY2GIVE, INC.

By:	Title:

EXHIBIT E

TRADEMARK ASSIGNMENT

This Trademark Assignment is effective as of this _________ day of November 2012.

WHEREAS, uBUY2GIVE, INC. (Assignor), a corporation organized and existing under the laws of the State of Nevada, located at 90 Grove Street, Suite 201, Ridgefield, Connecticut 06877, owns, has adopted and has been using in the United States the following trademark:

CONNECTIONPLUS, Appln. No. 85/483,640

WHEREAS, DYNASTAR VENTURES, INC. (Assignee), a corporation organized and existing under the laws of the State of Nevada, located at 1311 Herr Lane, Suite 205, Louisville, Kentucky 40222, is desirous of acquiring said trademark;

WHEREAS, in connection with the Asset Acquisition Agreement between Assignor and Assignee, dated as of September 13, 2012, as amended and restated on November __, 2012, Assignor agreed to sell, transfer and assign to Assignee all of Assignor’s worldwide right, title and interest in and to said trademark, and the goodwill associated with and symbolized by said trademark, and to execute such additional instruments as may be necessary to confirm such assignment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all of its common law and statutory rights, title and interest in and to said trademark, together with the goodwill of the business symbolized by said trademark.

IN WITNESS WHEREOF, Assignor has caused its duly authorized representative to execute this Trademark Assignment as of the date first written above.

uBUY2GIVE, INC.

By:
Name:
Title:

EXHIBIT F

NOTARIAL CERTIFICATE

STATE OF	}
ss:
COUNTY OF	}

On this ________ day of _____________, 2012, before me personally appeared __________________________[Name], to me known and known to me to be the ______________________ [Title] of uBUY2GIVE, INC., the above-mentioned Assignor, who acknowledged that he executed the foregoing Trademark Assignment on behalf of said Assignor pursuant to authority duly received.

Notary Public

[STAMP AND SEAL]

EXHIBIT G

DOMAIN NAME ASSIGNMENT

This Domain Name Assignment, effective as of November __, 2012, is by and between uBUY2GIVE, INC., a corporation organized and existing under the laws of the State of Nevada, located at 90 Grove Street, Suite 201, Ridgefield, Connecticut 06877 (hereinafter "Assignor"), and DYNASTAR VENTURES, INC., a corporation organized and existing under the laws of the State of Nevada, located at 1311 Herr Lane, Suite 205, Louisville, Kentucky 40222 (hereinafter “Assignee”).

WHEREAS, Assignor is the sole owner of the following internet domain name (hereinafter the "Domain Name"):

“cvn.org” - registered on March 21, 2000
“cgbg.org” - registered on July 20, 2009
“connectionplus.org” - registered on May 4, 2011

WHEREAS, Assignee wishes to acquire all of Assignor’s rights, title and interest in and to the Domain Name. In connection with an Asset Acquisition Agreement, dated September 13, 2012, as amended and restated on November __, 2012, between the Assignor and Assignee, Assignor agreed to sell, transfer, assign and deliver to Assignee all of Assignor's rights, title and interest in and to the Domain Name and to execute such additional documents as may be necessary to confirm such assignment;

WHEREAS, Assignor represents and warrants that the Domain Name is valid, Assignor is the registered owner of the Domain Name, Assignor has the power and authority to assign the Domain Names and the Domain Name is not subject to any third party claims other than as referenced in the APA with respect to all of the assets of Assignor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all of its rights, title and interest in and to the Domain Name. Assignor shall be responsible for changing the registration information (Registrant’s Name, Administrative Contact and Technical Contact) in GoDaddy’s domain name records, which is required to perfect the transfer of the registration of the Domain Name. The new registration information should reflect the following:

Registrant’s Name:	Dynastar Holdings, Inc.

Administrative Contact:	John S. Henderson IV
1311 Herr Lane
Suite 205
Louisville, Kentucky 40222

Technical Contact:	[Name]
[Telephone Number]

uBUY2GIVE, INC.

By:
Name:
Title:

EXHIBIT H

ASSUMPTION AND RELEASE AGREEMENT

This Agreement dated this __ day of _________, 2012, is between DYNASTAR HOLDINGS, INC., a Nevada corporation (“DYNA”) and uBuy2Give, INC., a Nevada corporation ("uB2G").

BACKGROUND

DYNA and uB2G are parties to an Asset Acquisition Agreement ("Asset Agreement"), dated __________________ pursuant to which uB2G has sold substantially all its assets to DYNA. DYNA has agreed to assume certain indebtedness owed by uB2G and others. In consideration of the foregoing, and of the covenants contained herein, the parties agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals, entitled "Background," are incorporated herein by reference.

2. Assumption. For One Dollar ($1.00) in hand paid and other good and valuable consideration, the receipt of which is hereby acknowledged, DYNA does hereby assume and agree to pay and perform in accordance with their respective terms all obligations relating to the Assumed Obligations (as that term is defined in the Asset Agreement) owed to any Person or Entity (as those terms are defined in the Asset Agreement).

3. Indemnity. For One Dollar ($1.00) in hand paid and other good and valuable consideration, the receipt of which is hereby acknowledged, DYNA does hereby agree to protect, defend, indemnify, and hold uB2G harmless from and against and with respect to any loss, liability, claim, demand, suit, action, or proceeding directly or indirectly arising out of or connected with, or incurred as a result of any of the Assumed Obligations. This indemnity also includes all costs, attorneys' fees, and expenses incurred by uB2G as a result of the making of any of the claims hereby indemnified against; provided, however, that if DYNA assumes the defense of any claim, it shall not be liable for attorneys' fees thereafter incurred by uB2G. If any liability, suit, action or claim that is or may be subject to this indemnity shall be asserted against uB2G, it shall promptly notify DYNA and DYNA shall undertake to defend, settle or compromise such matter. uB2G shall fully cooperate with DYNA in any such defense. If DYNA fails to undertake to defend, compromise, or settle such matter within twenty (20) days after receipt of notice thereof, uB2G may take such actions as it deems appropriate with respect to the liability, suit, action, or claim. Upon ascertainment by uB2G of any loss, compromise, or settlement for any matter hereby indemnified against, or upon entry of a final judgment against uB2G with respect to any such matter, DYNA shall be liable to uB2G for the amount of such loss, settlement, compromise, or judgment, plus, in each case, attorneys' fees, costs, and expenses incurred by uB2G attributable thereto. If uB2G becomes aware of any liability, suit, action, or claim that is subject to this indemnity and fails to promptly notify DYNA of the existence and nature thereof, or if uB2G fails to fully cooperate with the defense thereof, the indemnity herein contained shall be deemed waived.

EXHIBIT H

4. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, excluding those provisions relating to the resolution of conflicts of laws of different jurisdictions if the application of such provisions would cause this Agreement to be governed by, construed, or enforced in accordance with the laws of a jurisdiction other than New York.

5. Headings. The headings contained in this Agreement have been inserted for convenient reference, are not a part hereof, and shall not affect the meaning or interpretation of the terms hereof.

6. Amendment. This Agreement may not be amended, modified, or supplemented, except by a written instrument signed by the party against whom enforcement of any amendment, modification, or supplement is sought. No waiver of any provision of this Agreement shall be effective unless in writing, signed by the party against whom the effect of the waiver is to be charged. A waiver of any breach of this Agreement shall not be considered a waiver of any subsequent breach.

7. Construction. As used herein, words denoting the masculine gender shall be deemed inclusive of the feminine and neuter, and words of singular number shall be deemed to include the plural, and vice-versa. Capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Agreement.

8. Notices. All notices, demands, or other communications hereunder shall be in writing and shall be deemed effective (i) upon actual receipt if delivered by courier, facsimile transmission or regular U.S. Mail; (ii) one business day after deposit with a national overnight delivery service; or (iii) three (3) business days after mailing by certified or registered mail to the parties at their respective addresses set forth below:

Each party may change its address for the giving of notice as provided in this paragraph.

EXHIBIT H

IN WITNESS WHEREOF, the undersigned have executed this Agreement this ___ day of __________, 2012.

uBUY2GIVE, INC.

By:
Name:
Title:

DYNASTAR HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT I

REGISTRATION RIGHTS AGREEMENT

To be provided under separate cover.

EXHIBIT J

Service Support Agreement between Dynastar Ventures, Inc. and ubuy2Give, Inc.

To be provided under separate cover

SCHEDULE 1.01(a)

INTELLECTUAL PROPERTY

A.	Trademarks, limited to:

•	CONNECTIONPLUS - Appln. No. 85/483,640

B.	Domain Names, limited to:

•	cvn.org

•	cgbg.org

•	connectionplus.org

C.	Copyrights, limited to:

•	ConnectionPlus™ Software

SCHEDULE 1.01(b)

ASSETS PURCHASED

1) All ConnectionPlus™ software (see Schedule 1.01(a)) including, but not limited to the following:

•	toolbar application
•	shopping mall application
•	reporting portal
•	reconciliation and payment processing system

2) Verisign security agreement

3) RackSpace server agreement; Swishmail (e-mail account)

4) Those certain Domains Names listed on Schedule 1.01(a)

5) Those certain Trademarks of the business listed on Schedule 1.01(a)

SCHEDULE 1.02

ASSUMED OBLIGATIONS – OF SELLER ASSUMED BY BUYER

Buyer will assume the following obligations of Seller and no others:

Email/Web Hosting / Firewall

1. RackSpace web server/load balancing/ firewall service provider agreement ($3,280 per month).

2. Swishmail.com contract - $59.99 (e-mail hosting account).